Exhibit 10.20

EXECUTION COPY

OWNERS’ EQUITY PLEDGE AND SECURITY AGREEMENT

         THIS OWNERS’ EQUITY PLEDGE AND SECURITY AGREEMENT (as defined in Article 6 hereof, along with all other defined terms, this “Pledge Agreement”) is made and effective as of May      , 2002 by STEVE FORGET (as more fully defined below, a “Pledgor”), and COUSINEAU, DOUCET, PARENT, FORGET AUDIOPROTHÉSISTES s.e.n.c. (as more fully defined below, “Pledged Share Issuer”), in favor of HEARx LTD. (as more fully defined below, “Lender”).

R E C I T A L S:

         WHEREAS, Pledgor owns capital and/or voting equity ownership interests (or rights thereto) of Pledged Share Issuer; and

         WHEREAS, Helix Hearing Care of America Corp. (“Helix”) and each of its direct and indirect Subsidiaries (each, a “Borrower”; collectively, the “Borrowers”) desire and have applied to Lender for a credit facility consisting of a $9.42 million term loan; and

         WHEREAS, pursuant to that certain Credit Agreement by and among Borrowers and Lender dated as of April 30, 2002 (as may be amended from time to time, “Credit Agreement”), a condition precedent to Lender’s obligation to execute and perform under the Credit Agreement is that Pledgor shall have executed and delivered this Pledge Agreement; and

         WHEREAS, Pledgor is the President, Chief Executive Officer and Chairman of Helix and Pledgor has determined that it is in his best interest to execute this Pledge Agreement inasmuch as he will derive substantial direct and indirect benefits from the funding of the Advances by Lender pursuant to the Credit Agreement;

         NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, Pledgor, Pledged Share Issuer and Lender hereby agree as follows:

ARTICLE 1: PLEDGE

         1.1. Grant of Security Interest. Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to Lender and hereby grants to Lender a present, absolute, unconditional and continuing first priority security interest in all of the following property (collectively, “Collateral”):

a.	All issued and outstanding equity ownership interests (whether in the form of stock, partnership interests, membership interests or otherwise) of Pledged Share Issuer owned by such Pledgor, as identified on Schedule 1.1 hereto; and

b.	All other Pledged Shares issued from time to time to such Pledgor; and

c.	All other Pledged Property (including, without limitation, all options and warrants for Pledged Shares, as identified on Schedule 1.1 hereto) owned by Pledgor, whether now or hereafter delivered to Lender in connection with this Pledge Agreement; and

d.	All Dividends, Distributions, capital accounts, and other payments and rights with respect to any Pledged Property received or receivable by Pledgor; and

e.	All proceeds of any of the foregoing; and

in each case, whether now existing or owned or hereafter acquired by Pledgor and howsoever Pledgor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

         1.2. Security for Secured Obligations. This Pledge Agreement secures the payment and performance in full of (a) all obligations (monetary or otherwise) of each Borrower and other Obligor (including Pledgor) now or hereafter existing under the Credit Agreement or any other Loan Document as well as under any other agreement with Lender now or hereafter to extend credit to any such Obligor (whether for principal, interest, costs, fees, expenses, protective advances or otherwise), and (b) all obligations (monetary or otherwise) of Pledgor and/or Pledged Share Issuer now or hereafter existing under this Pledge Agreement or any other Loan Document to which he, she or it may be a party (all such obligations under clauses “(a)” and “(b)” being referred to collectively as the “Secured Obligations”).

         1.3. Delivery of Pledged Property. To the extent that any of the Collateral is evidenced by a certificate or instrument, then all such certificates or instruments (a) must be delivered to and held by or on behalf of Lender pursuant hereto, and (b) must be in suitable form for transfer by delivery, and (c) must be accompanied by all necessary powers, appointments and instruments of transfer or assignment, duly executed in blank. To the extent that any of the Collateral is not evidenced by a certificate or instrument, then Pledgor shall cause the Pledge Share Issuer of such uncertificated security to either (a) register the Lender as a registered owner thereof on the books and records of such Pledge Shared Issuer, or (b) execute a control agreement pursuant to which such Pledge Share Issuer agrees to comply with the Lender’s instructions with respect to such uncertificated security without further consent by the Pledgor.

         1.4. Dividends and Distributions on Pledged Shares. Except as otherwise expressly permitted in the Credit Agreement, until the Pledge Agreement has been terminated in accordance with Section 1.5, then Pledged Share Issuer shall not declare, pay or deliver and Pledgor shall not receive or retain any Dividend or Distribution.

         1.5. Continuing Security Interest; Assignments; Termination. This Pledge Agreement creates a continuing security interest in the Collateral and will remain in full force and effect until terminated as described below in this Section. This Pledge Agreement is binding upon Pledgor, and his, her or its heirs, executors, administrators, personal representatives, successors and assignees, and (together with the rights and remedies of Lender hereunder) inures to the benefit of the Lender and its successors, transferees, participants and assignees. Without limiting the generality of the foregoing, except to the extent restricted under the Credit Agreement, Lender may assign or otherwise transfer (in whole or in part, and without Pledgor’s consent) any Loan Document and any indebtedness thereunder to any other Person, and such other Person will thereupon become vested with all the rights and benefits in respect thereof granted to Lender under any such Loan Document (including this Pledge Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer. The pledge and security interest granted herein will terminate (and all rights to the Collateral will revert to the Pledgor) upon the earlier to occur of (1) satisfaction of the following conditions: (a) the payment and performance in full of all Secured Obligations (unconditionally and indefeasibly) and (b) the termination of the Credit Agreement (and the Facilities thereunder), or (2) the consummation of the Plan of Arrangement contemplated by the Merger Agreement and the execution by and between Pledged Share Issuer and any of Helix, Lender or one or more of their subsidiaries of a definitive agreement or agreements relating to the continued management by Helix, Lender or one or more of their subsidiaries of certain clinics located in Quebec. Upon any such termination, Lender (at Pledgor’s request and sole expense) (a) will execute and deliver to Pledgor (without any representation, warranties or recourse of any kind whatsoever) such documents as Pledgor may reasonably request to evidence such termination and delivery, and (b) will deliver to Pledgor or to another person that Lender reasonably believes may be entitled thereto (in either instance, without any representation, warranties or recourse of any kind whatsoever) all certificates and instruments representing or evidencing Collateral held by Lender hereunder.

         1.6. Security Interest Absolute. All rights of Lender and the pledges and security interests granted to Lender hereunder, and all obligations of Pledgor hereunder, are absolute and unconditional, irrespective of:

a.	Any lack of validity or enforceability of any Note or any other Loan Document; or

b.	The failure of Lender or any holder of any Note:

1.	To assert any claim or demand or to enforce any right or remedy under the provisions of any Note or any other Loan Document or otherwise, or

2.	To exercise any right or remedy against any other Obligor of, or collateral securing, any obligations of any Borrower owing to Lender; or

c.	Any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any Secured Obligation; or

d.	Any reduction, limitation, impairment or termination of any Secured Obligation for any reason, including any claim of waiver, release, surrender, alteration or compromise (and each Pledgor hereby waives any right to or claim of any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of any invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligation); or

e.	Any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any Note or any other Loan Document; or

f.	Any addition, exchange, release, surrender or nonperfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Secured Obligations; or

g.	Any other circumstances that might otherwise constitute a defense available to, or a legal or equitable discharge of, Pledgor, including, without limitation, any and all suretyship defenses.

ARTICLE 2: REPRESENTATIONS AND WARRANTIES

                  As of the date hereof and each pledge and delivery of any Collateral hereunder (including each pledge and delivery of Pledged Shares), Pledgor hereby represents and warrants to Lender as set forth in this Article.

         2.1. Legal Capacity. Pledgor has the full power and legal capacity to execute and deliver the Pledge Agreement and to perform his obligations hereunder.

         2.2. Ownership; No Liens. Pledgor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge and assign) such Collateral, free and clear of all Liens, security interests, options, charges, claims or other encumbrances (including, without limitation, any dower, curtsey or other rights of third parties), except any Lien or security interest granted pursuant hereto in favor of Lender.

         2.3. Valid Security Interest. The execution of this Pledge Agreement is effective to create a valid and enforceable pledge of and security interest in the Collateral and all proceeds thereof securing the payment of the Secured Obligations. The delivery of the Collateral (to the extent certificated) to Lender is effective to create a perfected, first priority security interest in the Collateral and all proceeds thereof. No filing or other action will be necessary to perfect or protect such security interest.

         2.4. As to Pledged Shares. With respect to any Pledged Shares constituting Collateral, all of such Pledged Shares are duly authorized and validly issued, fully paid, and non-assessable. The Pledged Shares constitute all of the issued and outstanding shares (and other rights) of equity ownership of Pledged Share Issuer owned by such Pledgor.

         2.5. Non-Contravention. The execution, delivery and performance by such Pledgor of this Pledge Agreement and each other Loan Document executed or to be executed by such Pledgor do not:

a.	Contravene any provision of the Organic Documents of Pledged Share Issuer; or

b.	Contravene any contractual restriction the violation of which individually or in the aggregate could possibly have a Material Adverse Effect; or

c.	Contravene any law or governmental regulation or court decree or order binding on or affecting such Pledgor; or

d.	Result in, or require the creation or imposition of, any Lien on any of such Pledgor’s property, other than the Lien created pursuant to this Pledge Agreement.

         2.6. Valid Obligations. This Pledge Agreement constitutes the legal, valid and binding obligation of Pledgor and is enforceable against Pledgor in accordance with the terms hereof.

         2.7. Pledgor Solvency. Pledgor is not “insolvent,” as such term is defined in Section 101(32) of the Bankruptcy Code (11 U.S.C. § 101(32)) or in any other applicable law of any jurisdiction, including without limitation, the Bankruptcy and Insolvency Act (Canada). Pledgor, by virtue of its obligations and actions in connection with the Loan Documents, has not engaged and is not engaging in any transaction that constitutes a fraudulent transfer or fraudulent conveyance under applicable federal, provincial, or state law (including without limitation under Section 548 of the Bankruptcy Code or under the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act).

ARTICLE 3: COVENANTS

                  Pledgor hereby covenants and agrees that, so long as this Pledge Agreement remains effective, Pledgor will comply with the covenants set forth in this Article, unless Lender otherwise consents in writing.

         3.1. Protect Collateral; Negative Pledge; Further Assurances. Pledgor will not sell, assign, transfer, pledge, or encumber in any other manner the Collateral (except in favor of Lender hereunder). Pledgor will warrant and defend the right and title herein granted to Lender in and to the Collateral (and all right, title, and interest represented by the Collateral) against the claims and demands of all persons whomsoever. At any time and from time to time, Pledgor (at Pledgor’s expense) will promptly execute and deliver all further instruments, and will take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted hereby or to enable Lender to exercise and endorse its rights and remedies hereunder with respect to any Collateral.

         3.2. Powers and Appointments. Pledgor agrees that all Pledged Shares (and all other shares of stock or equity ownership interests constituting Collateral) delivered by Pledgor pursuant to this Pledge Agreement will be accompanied by duly executed undated blank powers, appointments or other equivalent instruments of transfer acceptable to Lender. From time to time at Lender’s request, Pledgor will promptly deliver to Lender such powers, appointments, instruments and similar documents (satisfactory in form and substance to Lender) with respect to the Collateral. From time to time at Lender’s request after the occurrence and during the continuance of any Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), Pledgor will promptly transfer any Pledged Shares or other shares of capital stock or ownership interests constituting Collateral into the name of any nominee designated by Lender.

         3.3. Continuous Pledge. At all times, Pledgor will keep pledged to Lender pursuant hereto all Pledged Shares and all other shares of capital stock and other ownership interests constituting Collateral, all Dividends and Distributions with respect thereto (subject, however, to Section 1.4 hereof), and all other Collateral and other securities, instruments, proceeds, capital accounts, and rights from time to time received by or distributable to Pledgor in respect of any Collateral.

         3.4. Delivery of Dividends, Distributions and Other Collateral. Promptly upon receipt and without any request by Lender, Pledgor agrees to deliver to Lender (properly endorsed if required hereby or requested by Lender) all Distributions, all Dividends (except as provided in Section 1.4 and Section 5.10 of the Credit Agreement), all other non-Dividend cash payments, and all proceeds thereof, all of which will be held by Lender as additional Collateral separate, segregated and apart from it other property.

         3.5. Voting Rights.

                  a.  Unless and until an Event of Default has occurred and is continuing, Pledgor will have the exclusive right to exercise all voting rights with respect to his, her or its Pledged Shares. Upon written request from Pledgor (and at Pledgor’s sole expense), Lender will promptly execute and deliver such proxies and other documents, if any, as reasonably requested in writing by Pledgor (together with a reasonably acceptable form) that are necessary to allow Pledgor to exercise voting power with respect to any Pledged Shares owned by Pledgor constituting Collateral; provided, however, that no vote may be cast or other action taken by Pledgor (including, the giving of any consent, waiver, or ratification) that could impair any Collateral or would otherwise be inconsistent with or violate any provision of any Loan Document (including this Pledge Agreement).

                  b.  After any Event of Default has occurred and is continuing and Lender has notified Pledgor of Lender’s intention to exercise its voting power, unless otherwise then expressly impermissible under applicable law, Lender may exercise (to the exclusion of Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares or other shares of stock or ownership interests constituting Collateral. Pledgor hereby grants Lender an irrevocable proxy, exercisable under such circumstances set forth above, to vote the Pledged Shares and such other Collateral. Pledgor hereby covenants to promptly deliver to Lender such additional proxies, appointments and other documents as may be necessary to allow Lender to exercise such voting power and other incidental ownership rights.

         3.6. Investment Property. Without obtaining Lender’s prior written consent (which consent will not be unreasonably withheld), Pledgor will not keep or maintain any of the Collateral hereunder in a “securities account” with any “securities intermediary” (as such terms are defined in Article 8 of the UCC), unless a control agreement acceptable in form and substance to Lender is first executed by such “securities intermediary” securing Lender’s first priority interest and rights in and to all “financial assets” and “security entitlements” constituting Collateral in such “securities account”.

         3.7. Consent to Sale. If (at any time) a majority of the voting equity interests of Pledged Share Issuer or a majority of the members of Pledged Share Issuer’s board of directors approves a resolution recommending the sale or liquidation of any Pledged Share Issuer (or a material portion of the assets thereof) in a commercially reasonable transaction and (in either instance) with Lender’s consent, then (a) Pledgor will not unreasonably withhold consent for such disposition transaction and (b) Pledgor will not assert any claim against any such holder of voting equity interests or any such director based upon a breach of fiduciary duty solely as a result such vote or disposition transaction.

         3.8. Equityholder Agreements. With respect to Lender, any Affiliate of Lender or any subsequent acquiror or transferee of the Collateral pursuant to any sale of or foreclosure on such Collateral, Pledgor hereby waives any and all rights under any shareholder agreement, operating agreement, partnership agreement or other equityholder agreement among some or all of the equityholders of Pledged Share Issuer including (as applicable) (i) any right to consent to the sale, assignment, pledge or other transfer of any of the Collateral, and (ii) any right of first refusal, and (iii) any right to consent to any transfer of the Collateral, and (iv) any right to cause any of the Collateral to become non-voting stock, and (v) any right to demand a sale of all or any part of any Pledged Share Issuer’s assets, and (vi) any right to require a shareholder to vote for or against any matter that is the subject of a shareholder vote, and (vii) any put right or right to require any Pledged Share Issuer to purchase any shares of capital stock. Pledgor also hereby agrees that he or she will not amend or modify any such agreement without the prior written consent of Lender. Pledgor and Pledged Share Issuer hereby consent to the pledge of the Collateral hereunder by Pledgor and the compliance by Pledgor with the terms of this Pledge Agreement.

ARTICLE 4: LENDER

         4.1. Lender Appointed as Attorney-in-Fact. Pledgor and the Pledged Share Issuer hereby irrevocably appoint Lender as his, her or its attorney-in-fact, with full authority in the name, place and stead of Pledgor, the Pledged Share Issuer or otherwise, from time to time in Lender’s reasonable discretion, to take any action and to execute any instrument which Lender may deem necessary or advisable to accomplish the purposes of this Pledge Agreement upon the occurrence and during the continuation of an Event of Default. Pledgor and Pledged Share Issuer each hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest, but that it will terminate upon the termination of this Pledge Agreement pursuant to Section 1.5 hereof.

         4.2. Lender May Perform. From time to time, at Lender’s option, Lender may perform (or cause the performance of) any act which Pledgor or Pledged Share Issuer agrees hereunder to perform and which Pledgor or Pledged Share Issuer fails to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default and after any applicable grace period under Section 7.2 of the Credit Agreement has expired). Lender from time to time may also take any other action which Lender reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest herein. Moreover, Pledgor hereby authorizes, consents and instructs Lender from time to time, in the absence of an Event of Default, not more than once a year (at Lender’s election) (a) to obtain, review and use a credit report on Pledgor and any other information relating to the creditworthiness of Pledgor from any third party and (b) to share such information with Lender’s Affiliates, counsel and agents for use in connection with the Credit Agreement. The costs and expenses of Lender incurred in connection with any such performance will be jointly and severally payable by Pledgor and Pledged Share Issuer pursuant to Section 5.6 hereof.

         4.3. Lender Has No Duty. The rights and powers conferred on Lender hereunder are solely to protect its interest in the Collateral and do not impose any duty on Lender to exercise any such rights or powers. Except for reasonable care of any Collateral in Lender’s possession and the accounting for moneys actually received by it hereunder, Lender has no duty as to any Collateral or any responsibility for:

a.	Ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Property, whether or not Lender has or is deemed to have knowledge of such matters; or

b.	Taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

         4.4. Reasonable Care. Lender is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, Lender will be deemed to have exercised such reasonable care in the custody and preservation of any of the Collateral if Lender takes such action for that purpose as Pledgor reasonably requests in writing at times other than after the occurrence or during the continuance of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired). Notwithstanding the foregoing, any failure or refusal by Lender at any time to comply with any such request by a Pledgor will not in itself be deemed a failure to exercise reasonable care.

ARTICLE 5: DEFAULTS AND REMEDIES

         5.1. Events of Default. The occurrence of any “Event of Default” under and as defined in the Credit Agreement will constitute an independent Event of Default (“Event of Default”) hereunder.

         5.2. Certain Remedies. If any Event of Default occurs and is continuing:

                  a.  In addition to other rights and remedies provided for herein or otherwise available to Lender, Lender may exercise in respect of the Collateral all the rights and remedies of a secured party on default under the UCC or the Personal Property Security Act (Ontario) (the “PPSA”)(whether or not the UCC or PPSA applies to the affected Collateral). Upon the occurrence and during the continuance of any Event of Default, Lender will have the immediate right to enforce and realize upon any and all collateral security granted under the Loan Documents (including the Collateral hereunder) in any manner or order that Lender deems expedient without regard to any equitable principles of marshalling or otherwise. All rights and remedies available to Lender are to be considered cumulative in nature. Notwithstanding the foregoing, Lender agrees that its exercise of its right to enforce or realize upon any and all Collateral hereunder shall be subject to any grace period under Section 7.2 of the Credit Agreement.

                  b.  Without notice except as specified below, Lender may also sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Lender may deem commercially reasonable. To the extent any notice of sale is required by applicable law, Pledgor agrees that prior notice to Pledgor of at least ten (10) calendar days indicating the time and place of any public sale or the time after which any private sale is to be made will constitute reasonable notification. Lender is not and will not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and without further notice, such sale may be made at the time and place to which it was so adjourned.

                  c.  Lender, in addition, (1) may transfer all or any part of the Collateral into the name of Lender or its nominee, with or without disclosing that such Collateral is subject to the Lien and security interest hereunder, and (2) may take control of any proceeds of the Collateral, and (3) may execute (in the name, place and stead of Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

                  d.  To the extent any of the Collateral represents an interest in a partnership, a limited liability company or other unincorporated enterprise, in addition to any other rights and remedies available to Lender under the Loan Documents or applicable law, Lender (at its option but with notice to the Pledgor) may also exercise all rights and privileges of the holder of such interest under the agreements governing such Collateral and the Organic Documents for the related organization or may instruct Pledgor how to exercise such rights and privileges (with which instructions Pledgor and the Pledged Share Issuer hereby agree to comply). Pledgor and the Pledged Share Issuer, in addition, hereby covenants and agrees (at Lender’s request) to amend (and to use his, her or its best efforts to cause others to amend) any of the Organic Documents for such organization in order to authorize Lender to so exercise any such rights and privileges associated with such Collateral (including, without limitation, voting rights and the rights to participate in management decisions). The rights of Lender under this Subsection may be transferred to and exercised by any subsequent acquiror or transferee of the Collateral pursuant to any sale of or foreclosure on such Collateral. Pledgor and Pledged Share Issuer hereby agree that the rights of Lender (or any subsequent acquiror or transferee of the Collateral) under this Subsection may be enforced by specific performance or otherwise.

         5.3. Special Securities-Related Remedies. If, upon the occurrence and during the continuance of an Event of Default (and after any applicable grace period under Section 7.2 of the Credit Agreement has expired), Lender determines to exercise its right to sell all or any portion of the Collateral pursuant to Section 5.2 hereof, upon Lender’s request, Pledgor (at Pledged Share Issuer’s expense):

a.	Will execute and deliver, and will cause each issuer of the Collateral contemplated to be sold (and the directors and officers thereof) to execute and deliver, all such instruments and documents, and will do or cause to be done all such other acts and things as may be necessary or, in Lender’s opinion, reasonably advisable (1) to register such Collateral under the provisions of the Securities Act, and (2) to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and (3) to make all amendments and supplements thereto and to the related prospectus which, in Lender’s opinion, are necessary or reasonably advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto; and

b.	Will use his, her or its best efforts to qualify the Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by Lender; and

c.	Will cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

d.	Will do or cause to be done all such other acts and things as may be reasonably necessary or in Lender’s opinion advisable to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

In furtherance of the foregoing (and not in limitation of any other obligations under the Loan Documents), Pledged Share Issuer covenants that it will fully cooperate with Pledgor and Lender, and will comply with all requests of Lender, in order to permit Lender to fully and timely exercise the remedies under this Section.

         5.4. Compliance with Restrictions. Pledgor agrees that in any sale of any of the Collateral whenever an Event of Default has occurred and is continuing, Lender is hereby authorized to comply with any limitation or restriction in connection with such sale as Lender may be advised by counsel is necessary or reasonably desirable in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Official

Body. Pledgor further agrees that such compliance will not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor will Lender be liable or accountable to Pledgor for any discount allowed by reason of the fact that such Collateral is sold at foreclosure or otherwise in compliance with any such limitation or restriction or by reason of the fact that such Collateral may represent a minority interest in the Pledged Share Issuer.

         5.5. Application of Proceeds. All cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral, in the discretion of Lender, may be held by Lender as additional Collateral security for the Secured Obligations, or then or at any time thereafter may be applied (after payment of any amounts payable to Lender pursuant to Section 5.6 hereof) in whole or in part by Lender against all or any part of the Secured Obligations in an order consistent with the designated application of payments provided for in Article 1 of the Credit Agreement. Any surplus of such cash or cash proceeds held by Lender and remaining after payment in full of all the Secured Obligations, and the termination of the Credit Agreement, will be paid over to the Pledgor (on a pro-rata basis in accordance with his, her or its relative percentage of ownership of the Pledged Share Issuer) or to whomsoever may be lawfully entitled to receive such surplus.

         5.6. Indemnity and Expenses.

                  a.  Pledgor (jointly and severally with Pledged Share Issuer) hereby agrees to indemnify and hold harmless Lender from and against any and all claims, losses and liabilities arising out of or resulting from any or all of the following: (1) Pledgor’s failure to perform or otherwise observe any of his, her or its obligations hereunder, and (2) Lender’s enforcement of any of the provisions hereof as regards Pledgor except where any such claims, losses and liabilities result from Lender’s own gross negligence, misrepresentation, fraud or willful misconduct, and (3) Pledgor’s gross negligence, misrepresentation, willful misconduct or fraud.

                  b.  Upon demand, Pledgor (jointly and severally with Pledged Share Issuer) will pay Lender the amount of all reasonable costs and expenses that Lender may incur in connection with any of the matters described under clause “a” of this Section. Without limitation, such obligation to reimburse Lender for such fees, costs and expenses includes all reasonable fees and disbursements of Lender’s counsel and any other experts and agents that Lender may retain in connection herewith (whether or not litigation is commenced).

                  c.  If Pledgor fails or refuses to pay Lender any amount due hereunder or to otherwise deliver to Lender any property required to be delivered hereunder, then such amount (or, as appropriate, the fair market value of such property) will accrue interest until paid or delivered at a per annum rate equal to the lesser of: (i) two percent (2%) per annum in excess of the highest rate then otherwise applicable to indebtedness under the Credit Agreement (not including the default rate) or (ii) the maximum amount permitted by applicable law.

                  d.  If, in connection with the bankruptcy, liquidation or other disposition of any Borrower, Pledgor or Pledged Share Issuer or the assets of any thereof, Pledgor is retained by a bankruptcy trustee or other representative of such estate as a consultant, witness or other advisor, Pledgor hereby agrees to indemnify and hold harmless Lender against any and all claims, losses or liabilities arising out of or otherwise directly or indirectly resulting from such party’s service as consultant, witness or other advisor (including, without limitation, any costs or losses resulting from any party’s assistance in challenging the enforceability of the Loan Documents or any transfers of interests thereunder) except where any such claims, losses and liabilities result from Lender’s own gross negligence, misrepresentation, fraud or willful misconduct. Moreover, if Pledgor votes in favor of, consents to or otherwise participates in causing (or fails or refuses to take all reasonable actions necessary to prevent) the occurrence of a Liquidation Event, without the prior written consent of Lender, then Pledgor hereby agrees to indemnify and hold harmless Lender against any and all claims, losses and liabilities arising out of or otherwise directly or indirectly resulting from such Liquidation Event except where any such claims, losses and liabilities result from Lender’s own gross negligence, misrepresentation, fraud or willful misconduct. Notwithstanding the foregoing, Pledgor is not responsible to Lender under this clause “d” to the extent that Pledgor’s participation in the such bankruptcy proceeding is (1) as a witness for no or nominal consideration and pursuant to a subpoena or other compulsory process, or (2) otherwise required by applicable laws, regulations or rules.

                  e.  Pledgor is not responsible to Lender under this Section 5.6 (other than to the extent of Pledgor’s interest in the Collateral) for non-performance of an obligation under this Pledge Agreement if (i) fulfillment of such obligation would cause Pledgor to breach his, her or its fiduciary duties as an officer, director or shareholder of Pledged Share Issuer and (ii) Pledgor provides Lender with prior written notice of such non-performance.

         5.7. Lender’s and Lenders’ Rights Upon Occurrence of Liquidation Events.

                  a.  Right to Certain Payments and Distributions. Upon the occurrence of any Liquidation Event, any payment or distribution of any kind or character (whether in cash, securities or other property) that but for this Pledge Agreement would be payable or deliverable to Pledgor must instead be paid or delivered directly to Lender for application on the Secured Obligations, whether or not then due or mature, until such time as the entire Secured Obligations have been fully paid and satisfied (unconditional and indefeasibly).

                  b.  Non-Cash Payments and Distributions. Notwithstanding the provisions of clause “a” of this Section, if Lender receives delivery of any such payment or distribution in connection with a Liquidation Event in a form other than cash, then Lender may hold such property as additional Collateral for the Secured Obligations, and neither Pledgor nor any other Obligor of the Secured Obligations (including Pledged Share Issuer) will be entitled to a credit with respect to the Secured Obligations, nor will the Secured Obligations otherwise be adjusted in any respect, until such time as Lender (in its sole and absolute discretion) has sold, discounted or otherwise liquidated such distribution (at a price considered by Lender to be in its sole best interest) and then (subject to the terms of Section 7.8 hereof) such credit and/or adjustment to the Secured Obligations will be limited only to the net cash proceeds realized therefrom after the payment of all costs and expenses associated with such sale or liquidation.

                  c.  Collection of Payments and Distributions. Pledgor hereby irrevocably authorizes and empowers Lender, upon the occurrence of a Liquidation Event, (1) to demand, sue for, settle, compromise, discount, collect and receive every such payment or distribution and give acquittance for the payments and distributions described in this Pledge Agreement, and (2) to file and/or vote claims and take such other proceedings, in each instance in Lender’s own name or in the name of Pledgor, or otherwise, all as Lender may deem reasonably necessary or advisable for the enforcement of this Pledge Agreement. Pledgor further agrees duly and promptly (i) to take such action as may be requested by Lender to assist in the collection and/or compromise of any amounts owed to Pledgor by Pledged Share Issuer (or its estate), and (ii) to file appropriate proofs of claim in respect of such amounts, and (iii) to execute and deliver to Lender on demand such powers of attorney, proofs of claim, assignments of claim or other instruments as may be requested by Lender to enable Lender to enforce any and all claims upon or with respect to such amounts, and (iv) to collect, compromise and receive any and all payments or distributions that may be payable or deliverable at any time upon or with respect to such amounts.

         5.8. Delivery of Payments and Distributions. If Pledgor receives any payment, distribution or any other funds or property in contravention of the provisions of any Loan Document, then Pledgor must immediately forthwith deliver such payment, distribution or other funds or property (or proceeds thereof) to Lender in precisely the form received (except for the endorsement or assignment without recourse of Pledgor where necessary) for application on the Secured Obligations (or, at Lender’s option, held as additional Collateral therefor), whether or not then due or mature. Until such funds or property are delivered to Lender, Pledgor must hold such payment, distribution or other funds or property (or proceeds thereof) (a) in trust for the benefit of and as property of Lender and (b) separate from (i.e., not commingled with) its other assets. If Pledgor fails or refuses to make any such endorsement or assignment, then Lender (or any of its officers or employees) are hereby irrevocably authorized by Pledgor to make the endorsement and/or assignment.

         5.9. Cooperation and Assistance. Pledgor agrees (during the existence of an Event of Default) to take any actions that Lender may reasonably request in order to enable Lender to receive the full rights and benefits granted to Lender by the Loan Documents. Pledgor further agrees that, during the existence of an Event of Default, Pledgor will assist and cooperate with Lender (and will use its best efforts to cause others to assist and cooperate with Lender) to ensure that each Borrower continues (a) to operate in the normal course of business, and (b) to fulfill all of its legal, regulatory and contractual obligations and (c) to otherwise be properly and professionally managed. At Lender’s request and the expense of Borrowers (jointly and severally), at any time during the existence of an Event of Default, such assistance and cooperation may include the employment of (and, to the maximum extent not prohibited by the rules, regulations and orders of any Official Body with jurisdiction, the delegation of appropriate management authority to) one or more qualified and independent consultants and professional managers acceptable to Lender to assist in the interim operations of Borrowers; all of which Pledgor hereby agrees not to challenge.

ARTICLE 6: DEFINITIONS

         6.1. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Pledge Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

         6.2. Certain Terms. Unless otherwise defined herein, the following terms used in this Pledge Agreement, including its preamble and recitals, have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

                  a.  “Lender” means HEARx Ltd., a Delaware corporation, and any successor, assignee, transferee, pledgee or participant thereof.

                  b.  “Borrower” or “Borrowers” are defined in the Recitals hereof.

                  c.  “Collateral” is defined in Section 1.1 hereof.

                  d.  “Credit Agreement” is defined in the Recitals hereof.

                  e.  “Distribution” means all equity dividends, liquidating dividends, shares or interests of equity resulting from (or in connection with the exercise of) equity splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, distributions of capital accounts, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Shares or other shares or interests of equity constituting Collateral, but such term does not include Dividends.

                  f.  “Dividend” means cash dividends and cash distributions with respect to any Pledged Shares or other Pledged Property made in the ordinary course of business, but such term shall not include a liquidating dividend.

                  g.  “Liquidation Event” means any foreclosure on or involuntary sale of all or any part of the assets of any Pledged Share Issuer, or any liquidation, dissolution or other winding up (partial or complete) of any Pledged Share Issuer or Pledged Share Issuer’s business, or any sale, receivership, insolvency or bankruptcy proceeding, any assignment for the benefit of creditors, or any other proceeding by or against any Pledged Share Issuer or its assets for any relief under any bankruptcy or insolvency law relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions.

                  h.  “Person” means any natural person, corporation, partnership, firm association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

                  i.  “Pledge Agreement” means this Owner’s Equity Pledge and Security Agreement, and all exhibits and schedules hereto, all as may be amended, supplemented and otherwise modified from time to time.

                  j.  “Pledged Property” means all Pledged Shares and all other forms of equity interests and rights, all other securities (including, without limitation, all options, warrants and puts for Pledged Shares), all assignments of any amounts due or to become due, all other instruments which are now being delivered by Pledgor to Lender or may from time to time hereafter be delivered by Pledgor to Lender for the purpose of pledge under the Pledge Agreement, and all proceeds of any of the foregoing.

                  k.  “Pledged Share Issuer” means the Pledged Share Issuer defined in the Recitals hereof and any successor or permitted assignee thereof.

                  l.  “Pledged Shares” means all shares of capital or voting stock and all other forms of equity or ownership rights and interests (whether in the form of partnership interests, membership interests or otherwise) of or in the Pledged Share Issuer beneficially owned by Pledgor.

                  m.  “Pledgor” Steve Forget, and any successor, assignee, heir, executor, administrator or personal representative thereof.

                  n.  “Secured Obligations” is defined in Section 1.2 hereof.

                  o.  “Securities Act” means the Securities Act of 1933, as amended from time to time, and as implemented by the Securities Exchange Commission.

                  p.  “UCC” means the Uniform Commercial Code as in effect in the State of New York or, if the laws of some other jurisdiction otherwise dictates, then the Uniform Commercial Code as in effect in the jurisdiction whose laws govern the interpretation of the relevant provisions of this Pledge Agreement.

         6.3. UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Pledge Agreement (including in the preamble and recitals hereof) with such meanings.

ARTICLE 7: MISCELLANEOUS PROVISIONS

         7.1. Loan Document. This Pledge Agreement is a Loan Document executed pursuant to the Credit Agreement and (unless otherwise expressly indicated herein) is to be construed, administered and applied in accordance with the terms and provisions thereof.

         7.2. Amendments. No amendment to or waiver of any provision of this Pledge Agreement, nor any consent to any departure by Pledgor herefrom, will in any event be effective unless the same is in writing and signed by Lender. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it is given.

         7.3. Addresses for Notices. Any notice, request, consent, waiver or other communication required or permitted under or in connection with this Pledge Agreement will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof, or by prepaid registered or certified U.S. mail or Canadian Post (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by telegraph, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the party entitled thereto at its respective address set forth below his, her or its signature to this Pledge Agreement. If any party hereto fails to insert an address below, then such failure shall constitute a designation of his, her or its last known address as the address for all notices, including notices of default and sale. Any party to this Pledge Agreement may change his, her or its address or facsimile number for notice purposes by giving notice thereof to the other parties hereto in accordance with this Section, provided that such change shall not be effective until 2 calendar days after notice of such change. All such notices and other communications will be deemed given and effective (a) if by mail, then upon actual receipt or 5 calendar days after mailing as provided above (whichever is earlier), or (b) if by facsimile, then upon successful transmittal to such party’s designated number, or (c) if by telegraph, then upon actual receipt or 2 Business Days after delivery to the telegraph company (whichever is earlier), or (d) if by nationally recognized commercial courier service, then upon actual receipt or 2 Business Days after delivery to the courier service (whichever is earlier), or (e) if otherwise delivered, then upon actual receipt.

         7.4. Headings. The various headings used in this Pledge Agreement are for convenience of reference only, and shall not affect the meaning or interpretation of this Pledge Agreement or any provision hereof.

         7.5. Severability. Wherever possible, each provision of this Pledge Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Agreement is prohibited by or invalid under such law, such provision is to be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.

         7.6. Governing Law; Entire Agreement. This Pledge Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder (or remedies hereunder) in respect of any particular collateral are required to be governed by the laws of a jurisdiction other than the State of New York. This Pledge Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         7.7. Reinstatement. To the maximum extent not explicitly prohibited by applicable law, this Pledge Agreement shall continue to be effective or be reinstated if at any time any amount received by Lender in respect of the Credit Agreement or any other Loan Document is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or Pledgor or upon the appointment of any receiver, intervenor, conservator, trustee or similar official for any Borrower or Pledgor or any substantial part of any Borrower’s or Pledgor’s assets, or otherwise, all as though such payments had not been made.

         7.8. Estoppel Certificates and Replacement Agreements. In connection with any subsequent sale, assignment, participation or other transfer or refinancing of the Secured Obligations (or any portion thereof) by Lender or at any other time requested by Lender, Pledgor within 15 calendar days of receiving a request by Lender will provide a certificate of estoppel in form and substance satisfactory to such Lender confirming, among other items, (if and to the extent then true) that to Pledgor’s knowledge after due inquiry (1) this Pledge Agreement remains in full force and effect, and (2) there exists no defaults under this Pledge Agreement or any circumstances that with the passage of time or the giving of notice, or both, might constitute a default hereunder, and (3) there exists no offsets, counterclaims or other adjustments in favor of Pledgor under this Pledge Agreement. Moreover, in connection with any subsequent sale, assignment, participation or other transfer or refinancing of the Secured Obligations (or any portion thereof), Pledgor (if requested by

Lender) will concurrently execute in favor of the transferee or refinancing lender a pledge agreement substantially similar in form and substance to this Pledge Agreement.

         7.9. Conflict Provision. In the event of any irreconcilable conflict between the terms and conditions of this Pledge Agreement and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall govern.

         7.10. Successors. This Pledge Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and personal representatives.

         7.11. No Benefit to Third Parties. Nothing contained herein shall be deemed to indicate that this Pledge Agreement has been entered into for the benefit of any Borrower or any other Person other than the Pledgor and Lender. If Pledgor or Lender shall waive or enforce his, her or its rights or remedies in violation of the terms of this Pledge Agreement, neither any Borrower nor any other Person shall be entitled to use such waiver or violation as a defense to enforcement by Lender of its rights under the Credit Agreement or any other agreement, nor assert such waiver or violation as a counterclaim or basis for setoff or recoupment against Lender.

         7.12. Waiver of Notice. Except as set forth in the Loan Documents or as required by applicable law, Pledgor hereby unconditionally waives notice of the incurring of the Secured Obligations or any part thereof and reliance by Lender upon the agreements herein.

         7.13. Lender. References in this Pledge Agreement to Lender shall mean to Lender in such capacity. Unless otherwise indicated in this Pledge Agreement or the other Loan Documents, all Collateral held and all payments received by Lender are deemed to be held and received, respectively, for the benefit of Lender.

         7.14. Waiver of Suretyship Defenses. Pledgor hereby waives any and all defenses and rights of discharge based on suretyship or impairment of collateral (including, without limitation, lack of attachment or perfection with respect thereto) that it, he or she may now have or may hereafter acquire with respect to Lender or any of Pledgor’s obligations hereunder or under any other agreement that it, he or she may have or hereafter enter into with Lender.

         7.15. Waiver of Subrogation. Until all of the Obligations have been satisfied (unconditionally and indefeasibly) and the Loan Documents have been terminated, Pledgor hereby irrevocably waives any claim or other rights which he, she or it may now or hereafter acquire against any other Obligor that arise from the existence, payment, performance or enforcement of Pledgor’s obligations under this Pledge Agreement or any other Loan Document, including any right of subrogation, reimbursement, contribution, exoneration, or indemnification, any right to participate in any claim or remedy of Lender against any other Obligor or any collateral which Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from any Obligor (directly or indirectly) in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights.

         7.16. Waiver of Notice; Waiver of Bond. Pledgor waives all rights of notice and hearing of any kind prior to the exercise by Lender of its rights from and after the occurrence of any Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral. Pledgor waives the posting of any bond otherwise required of Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon Collateral or other security for the Secured Obligations, to enforce any judgment or other court order entered in favor of Lender, or to enforce by specific performance, temporary restraining order or preliminary or permanent injunction this Pledge Agreement or any other agreement or document between Pledgor and Lender.

         7.17. Waivers of Liability. Pledgor and Pledged Share Issuer (a) agree that neither Lender nor any director, officer, employee or agent of Lender shall have any liability to Pledgor or any Pledged Share Issuer (whether sounding in tort, contract or otherwise) for losses or costs suffered or incurred by Pledgor or any Pledged Share Issuer in connection with or in any way related to the transactions contemplated or the relationship established by this Pledge Agreement or any other Loan Document, or any act, omission or event occurring in connection herewith or therewith (including, without limitation, any actions taken by Pledgor or any Pledged Share Issuer at the direction of Lender pursuant to the terms hereof), except for foreseeable actual losses resulting from Lender’s own gross negligence, willful misconduct or fraud and (b) waives, releases and agrees not to sue upon any claim against Lender (or any director, officer, employee or agent of Lender) whether sounding in tort, contract or otherwise, except for claims for foreseeable actual losses resulting from Lender’s own gross negligence, willful misconduct or fraud. Moreover, whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, neither Lender nor any director, officer, employee or agent of Lender shall have any liability with respect to (and Pledgor and Pledged Share Issuer hereby waives, releases and agrees not to sue upon any claim for) any special, indirect, consequential, punitive or non-foreseeable damages suffered by Pledgor or any Pledged Share Issuer in connection with or in any way related to the transactions contemplated or the relationship established by this Pledge Agreement or any other Loan Document, or any act, omission or event occurring in connection herewith or therewith.

         7.18. Forum Selection and Consent to Jurisdiction. Any litigation in connection with or in any way related to this Pledge Agreement or any other Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Lender, any Pledgor or Pledged Share Issuer will be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York; provided, however, that any suit seeking enforcement against any Pledgor or any Collateral or other property may also be brought (at Lender’s or such Lender’s option) in the courts of any jurisdiction where such Collateral or other property may be found or where Lender or such Lender may otherwise obtain personal jurisdiction over such Pledgor. Each Pledgor and Pledged Share Issuer each hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final and non-appealable judgment rendered thereby in connection with such litigation. Pledgor and each Pledged Share Issuer further irrevocably consents to the service of process by registered or certified mail, postage prepaid, or by personal service within or outside the State of New York. Pledgor and each Pledged Share Issuer hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which he, she or it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that Pledgor or any Pledged Share Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to himself, herself or itself or his, her or its property, then Pledgor and each Pledged Share Issuer hereby irrevocably waives such immunity in respect of his, her or its obligations under this Pledge Agreement and the other Loan Documents.

         7.19. Jury Trial Waiver. Lender, Pledgor and Pledged Share Issuer each hereby knowingly, voluntarily and intentionally waive any rights he, she or it may have to a trial by jury in respect of any litigation (whether as claim, counter-claim, affirmative defense or otherwise) in connection with or in any way related to this Pledge Agreement or any other Loan Document, or any course of conduct, course of dealing, statements (whether oral or written), actions or inactions of Lender, Pledgor or any Pledged Share Issuer. Pledgor and Pledged Share Issuer acknowledge and agree (a) that he, she or it has received full and sufficient consideration for this provision (and each other provision of this Pledge Agreement), and (b) that he, she or it has been advised by (or has had ample opportunity to consult with) legal counsel in connection herewith, and (c) that this provision is a material inducement for Lender entering into the Loan Documents and funding Advances thereunder.

         7.20. Counterparts. This Pledge Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document. Each such counterpart will be deemed to be an original but all counterparts together will constitute one and the same instrument.

         7.21 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Lender could purchase in the Toronto foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Obligor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Lender may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Obligor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Lender against such loss. The term

“rate of exchange” in this Section 7.21 means the spot rate at which the Lenders, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency and includes any premium and costs of exchange payable in connection with such purchase.

         7.22 French/English Acknowledgment. It is the express wish of the parties hereto that this Pledge Agreement and any related documents be drawn up and executed in English. Il est la volonté expresse des parties que cette convention et tous les documents s’y rattachant soient redigés et signés en anglais.

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         IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered, as an instrument under seal (whether or not any such seals are physically attached hereto), as of the day and year first above written.

WITNESS:	STEVE FORGET, Pledgor

Address:

Facsimile: ( ) - -

COUSINEAU, DOUCET, PARENT, FORGET AUDIOPROTHÉSISTES s.e.n.c, Pledged Share Issuer

By:

Name:

Title:

Address:

Facsimile: ( ) - -

WITNESS:	HEARx LTD., Lender

By:

	Name:	Stephen J. Hansbrough

	Title:	President and Chief Operating Officer

	Address:	1250 Northpoint Parkway West Palm Beach, FL 33407